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                          CONSULTING SERVICES AGREEMENT
                               FOR LEGAL SERVICES

THIS CONSULTING SERVICES AGREEMENT FOR LEGAL SERVICES (this "Agreement"), dated as of JANUARY 6, 2004, between MicroSignal Corporation, a Nevada corporation (the "Company"), and MARCUS A. LUNA, ESQ. ("Attorney"), an individual.

                                   WITNESSETH:

WHEREAS, Company desires to retain Attorney to consult and advise the Company, and Attorney is willing to provide such services:

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

Consulting Arrangement. The Company hereby engages Attorney as an independent contractor and not as an employee, to render consulting services to the Company as hereinafter provided and Attorney hereby accepts such engagement for a period commencing on execution of this Agreement and ending on December 31, 2004. Attorney agrees that Attorney will not have any authority to bind or act on behalf of the Company except in the course of representation of the Company as its attorney. Attorney shall at all times be considered an independent contractor hereunder. Neither Attorney nor his employees will be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Company or as being entitled to participate in any health insurance, medical, pension, bonus or similar employee benefit plans sponsored by the Company for its employees.

Services Rendered and to be Rendered by Attorney

1. Subject to the terms and conditions of this Agreement, the Company hereby engages the Attorney, and Attorney hereby accepts the engagement, to provide legal advice, counsel, analysis and recommendations (the "Services") to the Company in relation to general corporate law, transactional matters, the securities laws, copyright, trademark and patent matters, specific litigation matters identified separately, and any other legal representation which the Company and Attorney subsequently agree to include in this Agreement based upon the circumstances and needs of the Company.

During the term of this Agreement, Attorney shall render such consulting services as the Company from time to time reasonably requests, which services shall include but not be limited to those rendered by Attorney to Company prior to the date hereof; provided that: To the extent practicable such services shall be furnished only at such time and places as are mutually satisfactory to the Company and Attorney.



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Duties of Company

1. Subject to the terms and conditions of this Agreement, Company shall take all actions necessary to obtain and maintain a qualification for quotation or listing on the over the counter bulletin board, including:

2. Timely filing of all required SEC reports, including all required financial information.

3. Compliance with all existing and any proposed or new qualification or listing requirements on the over the counter bulletin board.

4.  Company  shall  not  enter  into any  binding  commitments,  obligations  or
agreements   which  relate  directly  to  Attorney   without  prior  notice  and
opportunity to review given to Attorney.

5. Company shall promptly furnish to Attorney upon request any requested information, written or oral, concerning the business and affairs of the Company reasonably related to services to be rendered by Attorney hereunder.

6. Company shall promptly comply with all reasonable requests of Attorney under this Agreement.

7. Notwithstanding the provisions of this agreement, any failure of Company to fully and completely comply with all Company's duties hereunder shall give Attorney the right to immediately and without notice terminate this Agreement and retain all shares issued to Attorney hereunder, which shall be deemed fully earned by Attorney in the event of such termination. All of Company's agreements, representations, warranties, duties and obligations under this Agreement shall survive any such termination.

9. Time is of the essence for Company in this provision concerning Company's Duties.

10. Compensation and Expenses. For the Services provided and to be provided by the Attorney, the Company shall compensate the Attorney by delivering to the Attorney, Two Million Five Hundred Thousand shares of the common stock of the Company ("Common Stock") that is Freely Tradeable (as hereinafter defined), which is fully earned upon execution of this Agreement.

"Freely Tradeable" means shares that may be sold at any time by the Attorney free of any contractual or other restriction on transfer and which have been appropriately listed or registered for such sale on all securities markets on any shares of the Common Stock are currently so listed or registered. The Company will register a sufficient number of shares to pay the compensation set forth herein by filing a registration statement with the Securities Exchange Commission on or before the effective date of this agreement.


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ATTORNEY CLIENT RELATIONSHIP

The following policies with respect to Attorney's representation in general applies to Company:

A. Scope of Representation. Attorney shall keep Company reasonably informed about the status of each matter, shall explain each matter to the extent reasonably necessary for Company to make informed decisions regarding Attorney's representation, and shall abide by Company's decisions concerning the objectives of representation, subject to the limitations imposed on Attorney by the Rules of Professional Conduct.

B. Confidentiality. All confidences or secrets communicated by Company to Attorney and legal professionals of Attorney's firm shall not be revealed, unless Company consents after consultation, except for disclosures that are impliedly authorized in order to carry out Attorney's legal representation and subject to the limitations imposed by the Rules of Professional Conduct.

C. Conflict of Interest. The Rules of Professional Conduct provide severe penalties for an attorney who fails to disclose a conflict of interest to a client. There is always a potential conflict of interest whenever an attorney represents more than one party in a transaction. Therefore, our representation of Company is based upon the mutual understanding that Attorney does not currently have any known conflict of interest in representing the Company.

D. Termination. You have the right to terminate Attorney's representation of the Company at any time. Attorney has the same right, subject to an obligation to give the Company reasonable notice to arrange alternative representation. On termination, all fees and costs incurred prior to termination shall be paid promptly. Thereafter, Attorney will deliver original documents entrusted to Attorney. The Company may obtain copies of any additional documents in Attorney's files upon request and payment of photocopying charges.

General Provisions

1. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Company and its affiliates, successors and assigns and is binding upon and inures to the benefit of Attorney and his successors and assigns; provided that in no event shall Attorney's obligations to perform the Services be delegated or transferred by Attorney without the prior written consent of the Company.

2. Term. This Agreement shall commence on the date hereof and, unless sooner terminated in accordance with the provisions hereof, shall expire on the date set forth bove. However, the Agreement may be extended by mutual written consent.

3. Arbitration Option. Pursuant to State Law, the Company has the right to elect arbitration of any dispute arising from this Agreement.



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4. Independent Contractor Relationship. Attorney and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

5. Indemnification. Company shall indemnify and hold harmless the Attorney from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations, or litigation relating to or arising from or in connection with this Agreement, or any act or omission by Company.

6. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) when sent by facsimile transmission, when receipt therefore has been duly received, or
(iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed set forth in the preamble to this Agreement or to such other address as any party may have furnished to the other in any writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by authorized officers of each party. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Nevada. Any controversy arising under or in relation to this Agreement shall be settled by binding arbitration in Las Vegas, Nevada, in accordance with the laws of the State of Nevada and the rules of the American Arbitration Association.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.



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9. Severability. If in any jurisdiction,  any provision of this Agreement or its
application  to  any  party  or  circumstance   is  restricted,   prohibited  or
unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reduction it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Company and Attorney as of the date first written above.

Signature of  Attorney

Name: MARCUS A. LUNA, ESQ.

Signature:  /s/ Marcus A. Luna


Signature of  Company

MicroSignal Corporation

Signature:  /s/ Dr. Lawrence Madoff

Title: President/CEO


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